Exhibit 10.29

AIRCRAFT LEASE AGREEMENT

(Non-Exclusive)

Dated as of the 15th day of April, 2020

between

GO Air, LLC,

as Lessor,

and

Grocery Outlet Inc.,

as Lessee,

concerning one Pilatus Aircraft Ltd., [                ], aircraft

bearing U.S. registration number [        ],

and

Manufacturer’s Serial Number [            ]

*    *    *

Carry a copy of this Aircraft Lease Agreement in the aircraft at all times.

*    *    *

This AIRCRAFT LEASE AGREEMENT (Non-Exclusive) (the “Agreement”), is entered into as of this 15th day of April, 2020 (the “Effective Date”), by and between GO Air, LLC, a California limited liability company (“Lessor”) and Grocery Outlet Inc., a California corporation (“Lessee “).

RECITALS

WHEREAS, Lessor holds title to, and possession of, the Aircraft described and referred to herein; and,

WHEREAS, Lessee desires to lease from Lessor, and Lessor desires to lease to Lessee, the Aircraft, without crew, upon and subject to the terms and conditions of this Agreement.

WHEREAS, Lessee intends to operate the Aircraft under Part 91 of the FAR incidental to its primary business; and

WHEREAS, during the term of this Agreement, the Aircraft may be subject to concurrent dry leases with one (1) or more parties.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1.    DEFINITIONS

1.1	The following terms shall have the following meanings for all purposes of this Agreement:

“Aircraft” means the Airframe, the Engines, and the Aircraft Documents. Such Engines shall be deemed part of the “Aircraft” whether or not from time to time attached to the Airframe or on the ground.

“Aircraft Delivery Receipt” means an Aircraft Delivery Receipt in the form of Exhibit C attached hereto.

“Aircraft Documents” means all flight records, maintenance records, historical records, modification records, overhaul records, manuals, logbooks, authorizations, drawings and data relating to the Airframe, any Engine, or any Part, that have been provided to Lessee by Lessor, or are required by Applicable Law to be created or maintained with respect to the maintenance and/or operation of the Aircraft.

“Airframe” means the aircraft specified in Exhibit A, together with any and all Parts (including, but not limited to, landing gear and auxiliary power units but excluding Engines or engines) so long as such Parts shall be either incorporated or installed in or attached to the Airframe.

“Applicable Law” means, without limitation, all applicable laws, treaties, international agreements, decisions and orders of any court, arbitration or governmental agency or authority and rules, regulations, orders, directives, licenses and permits of any governmental body, instrumentality, agency or authority, including, without limitation, the FAR and 49 U.S.C. § 41101, et seq., as amended.

“Business Day” means any day of the year in which banks are not authorized or required to close in the State of California.

“Commercial Transportation Tax” means the federal excise tax imposed under Internal Revenue Code Section 4261.

“Engines” means the engine(s) specified in Exhibit A, together with any and all Parts so long as the same shall be either incorporated or installed in or attached to such Engine. An Engine shall remain leased hereunder whether or not from time to time attached to the Airframe or on the ground.

“Event of Loss” shall mean any of the following events with respect to any property:

(i)

loss of such property or of the use thereof due to theft or disappearance (with loss being conclusive following 30 days or such other period specified in applicable insurance), destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use for any reason;

(ii)	any damage to such property which results in an insurance settlement with respect to such property on the basis of an actual, constructive or compromised total loss; or

(iii)	the condemnation, confiscation or seizure of, or requisition of title to or use of, such property by private persons or by any governmental or purported governmental authority.

“FAA” means the Federal Aviation Administration or any successor agency.

“FAR” means collectively the Aeronautics Regulations of the Federal Aviation Administration and the Department of Transportation, as codified at Title 14, Parts 1 to 399 of the United States Code of Federal Regulations.

“Flight Hour” means each flight hour of use of the Aircraft by Lessee in a Lease Period, as recorded on the Aircraft hour meter, or similar tracking device.

“Lease Period” means the period commencing with delivery of the Aircraft to Lessee as evidenced by an Aircraft Delivery Receipt and ending with the return of the Aircraft to the Operating Base or delivery to Lessor, as applicable.

“Lien” means any mortgage, security interest, lease or other charge or encumbrance or claim or right of others, including, without limitation, rights of others under any airframe or engine interchange or pooling agreement, created by or through Lessee.

“Operating Base” means that airport described in Exhibit A.

“Operational Control” has the same meaning given the term in Section 1.1 of the FAR.

“Parts” means all appliances, components, parts, instruments, appurtenances, accessories, furnishings or other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine and includes replacement parts.

“Pilot in Command” has the same meaning given the term in Section 1.1 of the FAR.

“Rent” means the hourly rent as set forth in Section 3.3, and on Exhibit B attached hereto.

“Rent Payment Date” means the payments dates as outlined in Exhibit B.

“Taxes” means all taxes, fees and assessments due, imposed, assessed or levied against the Aircraft (or leasing, possession, use or operation thereof), this Agreement (or any rents or receipts hereunder), Lessor or Lessee, by any domestic or foreign governmental entity or taxing authority during or related to any Lease Period, including, without limitation, all license and registration fees, and all sales, use, personal property, excise, gross receipts, franchise, stamp, value added, custom duties, landing fees, airport charges, navigation service charges, route navigation charges or other taxes, imposts, duties and charges, together with any penalties, fines or interest thereon, except to the extent set forth in Section 12.4 hereof.

“Term” means the term of this Agreement set forth in Section 3.1.

SECTION 2.    LEASE AND DELIVERY OF THE AIRCRAFT

2.1	Lease. Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the Aircraft, on the terms and subject to the conditions contained in this Agreement.

2.2

Delivery. The Aircraft shall be delivered to Lessee on a mutually agreed date (the “Delivery Date”) from time to time at the Operating Base and “AS IS,” “WHERE IS,” AND SUBJECT TO EACH AND EVERY DISCLAIMER OF WARRANTY AND REPRESENTATION AS SET FORTH IN SECTION 4 HEREOF. Upon delivery of the Aircraft, Lessee shall execute and deliver to Lessor an Aircraft Delivery Receipt, and upon redelivery to Lessor, Lessor shall execute the redelivery portion of the Aircraft Delivery Receipt. Lessor shall not be liable for delay or failure to furnish the Aircraft pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty, war, civil commotion, acts of terrorism, strikes or labor disputes, weather conditions, or acts of God.

2.3

Non-Exclusivity. Lessee and Lessor acknowledge that the Aircraft is leased to Lessee on a non-exclusive basis, and that the Aircraft may be otherwise subject to lease to others during the Term, subject to reasonable notice. During any period other than a Lease Period (including without limitation when another lessee of Lessor or any other person or entity leasing an interest in the Aircraft has scheduled use of the Aircraft), Lessee’s leasehold rights to possession of the Aircraft under this Agreement shall temporarily abate, but all other provisions of this Agreement shall nevertheless continue in full force and effect.

SECTION 3.    TERM, SCHEDULING, AND RENT

3.1

Term. This Agreement shall have a term of twelve (12) months from the Effective Date and shall renew automatically on each anniversary unless terminated by Lessor or Lessee as provided herein. Either Lessor or Lessee may terminate this Lease at any time upon delivery of thirty (30) days prior written notice of termination to the other party.

3.2	Scheduling. Lessee’s use of the Aircraft during the Term of this Lease is non-exclusive. The parties agree as follows:

(i)	Use by Other Parties. Lessor and Lessee agree that Lessor may lease the Aircraft to one or more other lessees during the Term on a non-exclusive basis.

(ii)	Minimum Usage by Lessee. Nothing contained herein shall obligate Lessee to any minimum usage of the Aircraft, it being understood and agreed that Lessee’s usage shall be on an “as-needed” basis.

(iii)

Coordination with Co-Lessees. Lessee shall coordinate with Lessor and any co-lessee(s) regarding the use and operation of the Aircraft, priority rights and procedures for scheduling use of the Aircraft.

3.3

Rent. Lessee shall pay rent in an amount equal to the Rent specified in Exhibit B attached hereto for each Flight Hour, which amount may be amended in writing by mutual agreement of the parties from time to time. All rent shall be paid to the Lessor in immediately available U.S. funds and in form and manner as the Lessor in its sole discretion may instruct Lessee from time to time.

SECTION 4.    DISCLAIMER OF WARRANTIES

4.1	“As Is” Condition. THE AIRCRAFT IS BEING LEASED BY THE LESSOR TO THE LESSEE HEREUNDER ON A COMPLETELY “AS IS,” “WHERE IS,” BASIS, WHICH IS HEREBY ACKNOWLEDGED AND AGREED TO BY THE LESSEE.

4.2

No Lessor Representations. LESSOR HAS NOT MADE AND SHALL NOT BE CONSIDERED OR DEEMED TO HAVE MADE (WHETHER BY VIRTUE OF HAVING LEASED THE AIRCRAFT UNDER THIS AGREEMENT, OR HAVING ACQUIRED THE AIRCRAFT, OR HAVING DONE OR FAILED TO DO ANY ACT, OR HAVING ACQUIRED OR FAILED TO ACQUIRE ANY STATUS UNDER OR IN RELATION TO THIS AGREEMENT OR OTHERWISE), ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE AIRCRAFT OR TO ANY PART THEREOF.

4.3

Lessor’s Disclaimers. LESSOR SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY ARISING FROM A COURSE OF PERFORMANCE OR DEALING OR USAGE OF TRADE, WITH RESPECT TO THE AIRCRAFT OR ANY PART THEREOF, INCLUDING AS TO THE TITLE, AIRWORTHINESS, VALUE, CONDITION, DESIGN, MERCHANTABILITY, COMPLIANCE WITH SPECIFICATIONS, CONSTRUCTION, CONDITION OF THE AIRCRAFT, OR FITNESS FOR A PARTICULAR PURPOSE OR USE OF THE AIRCRAFT. FURTHER, LESSOR DISCLAIMS AS TO THE ABSENCE OF LATENT AND OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AS TO THE ABSENCE OF ANY INFRINGEMENT OR THE LIKE HEREUNDER OF ANY PATENT, TRADEMARK, OR COPYRIGHT, AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP OF THE AIRCRAFT OR ANY PART THEREOF.

4.4

Lessee’s Waiver and Release. THE LESSEE HEREBY WAIVES, RELEASES, DISCLAIMS AND RENOUNCES ALL EXPECTATION OF OR RELIANCE UPON ANY SUCH WARRANTIES, OBLIGATIONS, OR LIABILITIES OF LESSOR AND RIGHTS, CLAIMS AND REMEDIES OF THE LESSEE AGAINST LESSOR, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, INCLUDING BUT NOT LIMITED TO (A) ANY IMPLIED

WARRANTY OF MERCHANTABILITY OF FITNESS FOR ANY PARTICULAR USE OR PURPOSE, (B) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE, (C) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM, OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE OF LESSOR, ACTUAL OR IMPUTED, AND (D) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO THE AIRCRAFT, FOR LOSS OF USE, REVENUE OR PROFIT WITH RESPECT TO THE AIRCRAFT, OR FOR ANY OTHER DIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES.

SECTION 5.    REGISTRATION, USE, OPERATION, MAINTENANCE AND POSSESSION

5.1

Title and Registration; Subordination. Lessor has title to the Aircraft. Lessee acknowledges that title to the Aircraft shall remain vested in Lessor and Lessee undertakes, to the extent permitted by Applicable Law, to do all such further acts, deeds, assurances, or things as may, (i) in the reasonable opinion of the Lessor, be necessary or desirable in order to protect or preserve title to the Aircraft and (ii) in the reasonable opinion of the Lessor, be necessary or desirable in order to protect or preserve Lessor’s rights in the Aircraft or hereunder, in each case to the extent that any action of Lessee has adversely affected the same. Notwithstanding anything in this Agreement to the contrary, any rights Lessee may have in or to the Aircraft by virtue of this Agreement, including Lessee’s rights to possession and use of the Aircraft, are in all respects subordinate, junior, and subject to Lessor’s rights and interests. To the extent requested by Lessor, its successors or assigns, Lessee shall take all action necessary to continue all right, title and interest of Lessor, its successors or assigns in the Aircraft under Applicable Law, in each case to the extent that any action of Lessee has adversely affected the same.

5.2

Use and Operation of the Aircraft. Except as otherwise expressly provided herein, Lessee shall be solely and exclusively responsible for the use, operation and control of the Aircraft during a Lease Period. Lessee (i) shall operate the Aircraft in accordance with the provisions of Part 91 of the FAR, (ii) shall not operate the Aircraft in commercial service, as a common carrier, or otherwise on a compensatory or “for hire” basis except to the limited extent permitted under Subpart F of Part 91 of the FAR, if applicable, (iii) shall not operate or locate the Airframe or any Engine, or suffer the Airframe or any Engine to be operated or located, in any area excluded from coverage by any insurance policy in effect or required to be maintained hereunder with respect to the Airframe or Engines, or in any war zone, (iv) shall not operate the Airframe or any Engine or permit the Airframe or any Engine to be operated during the Term except in operations for which Lessee is duly authorized, or use or permit the Aircraft to be used for a purpose for which the Aircraft is not designed or reasonably suitable, (v) shall not permit the Airframe or any Engine to be used or operated during the Term in violation of any Applicable Law, or contrary to any manufacturer’s operating manuals or instructions, and (vi) shall not knowingly permit the Aircraft to be used for the carriage of any persons or property prohibited by law, nor knowingly permit the Aircraft to be used during the existence of any known defect except in accordance with the FAR.

5.3

Lessee to Pay All Operating Costs. Lessee shall arrange for and pay all direct operating costs associated with Lessee’s use of the Aircraft incurred during a Lease Period, including, without limitation, fuel, oil, lubricants, costs of pilots, and cabin personnel (the foregoing collectively, the “Flight Crew”); landing and navigation fees; airport charges; and any and all other expenses of any kind or nature, arising directly in connection with, or related to the use, movement or operation of the Aircraft by Lessee during a Lease Period. The obligations of Lessee under this provision shall survive the end of the Term.

5.4

Maintenance of Aircraft. Lessor agrees to maintain and to deliver the Aircraft to Lessee from time to time in a good and airworthy operating condition and in compliance with applicable maintenance standards and practices. Lessor shall be solely responsible, at Lessor’s cost and expense, for any repairs or maintenance of the Aircraft that shall be required during the term of this Agreement associated with the use, movement or operation of the Aircraft. The term “repairs” shall include all necessary service, repairs, tests, and maintenance of the Aircraft as appropriate to maintain the Aircraft in accordance with Applicable Law. During a Lease Period, Lessee shall maintain or cause to be maintained all Aircraft Documents required by the FAA, the Airframe manufacturer, the Engine manufacturer, and the manufacturers of component Parts, and said Aircraft Documents shall be maintained in a current, accurate, and complete manner and shall be available at all reasonable times for examination and inspection by Lessor. Lessee agrees to use its commercially reasonable efforts promptly to furnish Lessor such information with respect to its use of the Aircraft as shall be required to enable Lessor to maintain all Aircraft Documents, and to file all reports required by any government authority relating to Lessor’s interest in the Aircraft. Lessor shall have no expense or liability for repair or maintenance delays and shall not be liable to Lessee for any damage from loss of profit or loss of use of Aircraft, either before or after delivery of Aircraft to Lessee. To the extent that maintenance for which Lessor is responsible is required while away from the Operating Base, Lessee shall notify Lessor and arrangements shall be made to reimburse Lessee therefor if not paid by Lessor.

5.5

Flight Crew. Lessee shall locate and retain (either through direct employment or contracting with an independent contractor for flight services) a properly qualified Flight Crew. All members of the Flight Crew shall be fully competent and experienced, duly licensed, and qualified in accordance with the requirements of Applicable Law and all insurance policies covering the Aircraft. All members of the Flight Crew who are pilots shall be fully trained in accordance with an FAA-approved training program, including initial and recurrent training and, where appropriate, contractor-provided simulator training.

5.6

Operational Control. THE PARTIES EXPRESSLY AGREE THAT LESSEE SHALL AT ALL TIMES WHILE OPERATING THE AIRCRAFT DURING A LEASE PERIOD MAINTAIN OPERATIONAL CONTROL OF THE AIRCRAFT, AND THAT THE INTENT OF THE PARTIES IS THAT THIS AGREEMENT CONSTITUTE A “DRY” OPERATING LEASE. Lessee shall exercise exclusive authority over initiating, conducting, or terminating any flight conducted pursuant to this Agreement, and the Flight Crew shall be under the exclusive command and control of Lessee in all phases of such flights.

5.7

Authority of Pilot in Command. Notwithstanding that Lessee shall have operational control of the Aircraft during any flight conducted pursuant to this Agreement, Lessor and Lessee expressly agree that the Pilot in Command, in his or her sole discretion, may terminate any flight, refuse to commence any flight, or take any other flight-related action which in the judgment of the Pilot in Command is necessitated by considerations of safety. The Pilot in Command shall have final and complete authority to postpone or cancel any flight for any reason or condition, which in his or her judgment would compromise the safety of the flight. No such action of the Pilot in Command shall create or support any liability for loss, injury, damage or delay to Lessor.

5.8

Right to Inspect. Lessor and its agents shall have the right to inspect the Aircraft or the Aircraft Documents at any reasonable time, upon giving Lessee reasonable notice, to ascertain the condition of the Aircraft.

5.9

Aircraft Documents. Lessee shall, at its expense, for all Lease Periods, maintain and preserve, or cause to be maintained and preserved, in the English language, all Aircraft Documents in a complete, accurate, and up-to-date manner.

SECTION 6.    CONDITION DURING TERM AND RETURN OF AIRCRAFT

6.1

Return. Upon Lessee’s return of the Aircraft to Lessor from time to time during the Term, or upon the date of termination of this Agreement, Lessee shall (if then during a Lease Period) return the Aircraft to the Lessor by delivering the same, at the Lessee’s own risk and expense, to the Operating Base, fully equipped with all Engines installed thereon. The Aircraft at the time of its return shall be in the condition set forth in this Section 6 and shall be free and clear of all Liens.

6.2	Condition of Aircraft. The Aircraft at the time of its return to Lessor shall meet the following requirements:

(a)	Operating Condition. The Aircraft shall be in as good operating condition as on the Delivery Date, ordinary wear and tear excepted.

(b)	Cleanliness Standards. The Aircraft shall be clean and free of debris and any personal property of the Lessee.

(c)	Fuel. With not less than the level of fuel in the Aircraft upon commencement of the then current Lease Period.

The foregoing requirements shall not have the effect of reducing Lessor’s responsibilities pursuant to Section 5.4 hereof.

6.3

Aircraft Documents. Lessee shall deliver, or cause to be delivered to Lessor, at the time the Aircraft is returned to Lessor, all of the Aircraft Documents, updated and maintained by Lessee, or on behalf of Lessee, through the date of return of the Aircraft.

SECTION 7.    LIENS

7.1

Lessee shall ensure that no Liens are created or placed against the Aircraft by Lessee or third parties as a result of Lessee’s actions. Lessee shall notify Lessor promptly upon learning of any Liens not permitted by these terms. Lessee shall, at its own cost and expense, take all such actions as may be necessary to discharge and satisfy in full any such Lien promptly after the same becomes known to it. Lessee shall pay all charges related to the Aircraft for which it is responsible hereunder as they become due and payable.

SECTION 8.    INSURANCE

8.1

Liability; Lessee as Additional Insured. Lessor shall maintain, or cause to be maintained, bodily injury and property damage, liability insurance in an amount no less than the amount outlined on Exhibit A, Combined Single Limit for the benefit of itself, Lessee, and Lessor, in connection with the use of the Aircraft. Said policy shall be an occurrence policy, naming Lessee and its officers, directors, employees, parents and subsidiaries, as Additional Insured.

8.2

Hull. Lessor shall maintain, or cause to be maintained, all risks aircraft hull insurance in an amount equal to the fair market value of the Aircraft, which the parties agree is not less than the amount outlined on Exhibit A, and such insurance shall name Lessor as loss payee.

8.3	Insurance Certificates. Lessor will provide Lessee with a Certificate of Insurance evidencing the coverages and conditions set forth in this Section 8, upon execution of this Agreement.

8.4

Conditions of Insurance. Each insurance policy required under this Section 8 shall waive rights of subrogation against Lessee. Each such policy shall be primary without any right of contribution from any insurance maintained by Lessee and shall contain a breach of warranty endorsement. The geographic limits, if any, contained in each and every such policy of insurance shall include at the minimum all territories over which Lessee will operate the Aircraft for which the insurance is placed. Each policy shall contain an agreement by the insurer that notwithstanding the lapse of any such policy for any reason or any right of cancellation by the insurer or Lessor, whether voluntary or involuntary, such policy shall continue in force for the benefit of Lessee, for at least thirty (30) days except if the cancellation is for non-payment of premium, in which case such period shall be at least ten (10) days (or such lesser time as may be permitted in the case of War Risk Insurance, if such War Risk Insurance so requires) after written notice of such lapse or cancellation shall have been given to Lessee. Each such policy shall contain an agreement by the insurer to provide Lessee with thirty (30) days’ advance written notice of any deletion, cancellation or material change in coverage (10 days’ advance written notice in the case of cancellation for non-payment of premium). Approved uses shall include non-commercial operations by Lessee.

8.6

Insurance Companies. Each insurance policy required under this Section 8 shall be issued by a company or companies who are internationally recognized as responsible and in good standing and that specializes in aviation insurance and are qualified to do business in the United States and who (i) will submit to the jurisdiction of any competent state or federal court in the United States with regard to any dispute arising out of the policy of insurance or concerning the parties herein, and (ii) will respond to any claim or judgment against Lessor in any competent state or federal court in the United States or its territories and (iii) are reasonably acceptable to Lessee.

SECTION 9.    DEFAULTS AND REMEDIES

9.1

Upon the occurrence of any failure of Lessee to duly observe or perform any of its obligations hereunder and at any time thereafter so long as the same shall be continuing, the Lessor may, at its option, declare in writing to the Lessee that this Agreement is in default; and at any time thereafter, so long as the Lessee shall not have remedied the outstanding default within ten (10) days of such written notice, the Lessor may cancel, terminate, or rescind this Agreement. In such event, Lessor shall have the right to pursue all of its legal rights and remedies against Lessee for Lessee’s breach of this Agreement.

SECTION 10.    NOTICES

10.1

All communications, declarations, demands, consents, directions, approvals, instructions, requests and notices required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given or made when delivered personally or transmitted electronically by e-mail or facsimile, receipt acknowledged, or in the case of documented overnight delivery service or registered or certified mail, return receipt requested, delivery charge or postage prepaid, on the date shown on the receipt thereof, in each case at the address set forth below:

If to Lessor:     GO Air, LLC

      5650 Hollis Street

      Emeryville, California 95608

      Attn: Eric Lindberg

If to Lessee:     Grocery Outlet Inc.

      5650 Hollis Street

      Emeryville, California 95608

      Attn: Pamela Burke, Chief Administrative Officer; General Counsel

SECTION 11.    RISK OF DAMAGE OR LOSS

11.1

Risk of Loss. At all times during the Term, Lessor shall bear the risk of (i) damage to the Aircraft, or (ii) an Event of Loss to the Aircraft. In the event of damage to the Aircraft, or an Event of Loss to the Aircraft during a Lease Period Lessee shall immediately (i) report the damage and/or Event of Loss to Lessor, the insurance company or companies, and to any and all applicable governmental agencies, and (ii) furnish such information and execute such documents as may be required and necessary to collect the proceeds from any insurance policies.

11.2

Limitation of Liability. Each party to this Agreement agrees to defend, indemnify, and hold harmless the other party and its respective officers, directors, members, managers, partners, employees, shareholders, and affiliates from any claim, damage, loss, or reasonable expense, including any insurance deductible, reasonable attorney’s fees resulting from the bodily injury or property damage caused by an occurrence and arising out of the ownership, maintenance, or use of the Aircraft which results from the gross negligence or willful misconduct of such party, provided that neither party shall be liable for any such loss to the extent that such loss is covered through the payment of insurance proceeds from the insurance policies described in Section 8 unless: (a) such loss is covered by such policies, but the amount of such loss exceeds the policy limits; or (b) such loss consists of expenses incurred in connection with any loss covered, in whole or in part, by the insurance policies in effect, but such expenses are not payable under the insurance policies in effect, excluding any insurance deductibles.

EACH PARTY AGREES THAT (A) THE PROCEEDS OF INSURANCE TO WHICH IT IS ENTITLED, (B) ITS RIGHTS TO INDEMNIFICATION FROM THE OTHER PARTY UNDER THIS SECTION, AND (C) ITS RIGHT TO COLLECT DAMAGES ARISING IN CONTRACT FROM A MATERIAL BREACH OF THE OTHER PARTY’S OBLIGATIONS UNDER THIS AGREEMENT ARE THE SOLE REMEDIES FOR ANY DAMAGE, LOSS OR EXPENSE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. EXCEPT AS SET FORTH IN THIS SECTION, EACH PARTY

WAIVES ANY RIGHT TO RECOVER ANY DAMAGE, LOSS OR EXPENSE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR OR HAVE ANY DUTY FOR INDEMNIFICATION OR CONTRIBUTION TO THE OTHER PARTY FOR ANY CLAIMED INDIRECT, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, OR FOR ANY DAMAGES CONSISTING OF DAMAGES FOR LOSS OF USE OR DIMINUTION IN VALUE OF THE AIRCRAFT, OR LOSS OF PROFIT. LESSOR SHALL NOT BE ENTITLED TO THE BENEFIT OF THE LIMITATION SET FORTH IN THIS PARAGRAPH OF SECTION 11.2 IN THE EVENT THAT LESSOR FAILS TO MAINTAIN THE INSURANCE COVERAGES REQUIRED HEREUNDER.

SECTION 12.    TAXES

12.1

Lessee shall report and pay promptly all Taxes arising from Lessee’s use of the Aircraft under this Agreement, provided that to the extent that any sales tax is due on any Rent, Lessor shall collect the same and remit it to the appropriate governmental authority. Lessee shall promptly reimburse (on an after tax basis) Lessor for any such Taxes charged to or assessed against Lessor. Lessee shall show Lessor as the Lessor of the Aircraft on all tax reports or returns, if any, and send Lessor a copy of each report or return and evidence of Lessee’s payment of Taxes upon request.

12.2

If any taxing authority requires that a tax required to be paid by Lessee hereunder be paid to the taxing authority directly by Lessor, Lessee shall, within thirty (30) days of his receipt of written notice from Lessor, pay to Lessor the amount of such tax, unless such tax is being contested pursuant to Section 12.3.

12.3

Lessor hereby acknowledges and agrees that Lessee may, from time to time, pursue refunds of any Taxes that Lessee is required to pay, to or on behalf of Lessor or otherwise, hereunder. Lessor agrees to fully cooperate in the process of obtaining such refunds, which may require the submission of claims for refund by Lessor in Lessor’s own name. Upon receipt of any such refund, Lessor agrees to immediately pay the amount of such refund to Lessee. In connection with any such refund pursuit by Lessee under the circumstances described above, (i) Lessor shall not be required to take any action pursuant thereto unless Lessor, in its sole discretion, determines there exists a reasonable basis in law and/or fact so to do, and (ii) in any event, Lessee hereby agrees to indemnify Lessor for any liability or loss which Lessor may incur as a result of or in any way relating to such contest or related proceeding and agrees to pay Lessor on demand all costs and expenses, including attorneys’ fees, incurred by or on behalf of Lessor in connection with such contest/pursuit.

12.4

Notwithstanding the foregoing, the term “Taxes” shall not include Taxes to the extent they are (1) taxes imposed by the United States of America or any state or political subdivision thereof which are on or measured by the gross or net income of Lessor; (2) in the nature of franchise or conduct or business taxes imposed on Lessor; (3) the result of Lessor’s own bankruptcy or any act on the part of Lessor in contravention of the provisions of this Lease or any failure of Lessor to observe the provisions of this Lease; (4) imposed as a result of any voluntary sale, assignment, transfer, or other disposition by Lessor of any interest in the Aircraft, unless such transfer or disposition occurs during the existence of default under this Agreement, in which case, Lessor agrees to use commercially reasonably efforts to minimize any adverse tax consequences related to such disposition; (5) any personal property taxes imposed with respect to the Aircraft; (6) imposed solely as a result of a transaction which is unrelated to the transactions contemplated under this Agreement; (7) interest or penalties resulting from Lessor’s failure to file timely and proper tax returns unless such failure is a result of Lessee’s failure to provide Lessor in a timely manner with the information needed to pay such Taxes; (8) a result of the willful misconduct or gross negligence of Lessor; or (9) any taxes pertaining to Lessor’s lease of the Aircraft to a co-lessee or Lessor’s acquisition of the Aircraft or any “use” tax applicable in California since Lessor has confirmed that it has implemented an exemption therefrom.

12.5	For purposes of this Section 12, all references to “Lessor” shall be deemed to include any assignee of Lessor.

12.6

Lessee shall also be liable for and shall pay any and all fees for licenses, registrations, permits, and other certificates as may be required for Lessee’s lawful operation of the Aircraft and as applicable to Lessee’s operations. Lessee shall also pay any and all liabilities, fines, forfeitures, or penalties for violations of any applicable governmental regulations relating to its lease operations and reimburse Lessor for any amounts expended by Lessor on account of such violations except as otherwise set forth herein.

12.7

Lessee hereby agrees to reimburse Lessor for any amount paid by Lessor on behalf of Lessee or otherwise for any of Lessee’s obligations under this Section 12 within thirty (30) days after Lessee’s receipt of a written demand for such reimbursement from Lessor together with supporting invoices relating to such payments.

SECTION 13.    MISCELLANEOUS

13.1

Entire Agreement. This Agreement, and all terms, conditions, warranties, and representations herein, are for the sole and exclusive benefit of the parties hereto. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof as of its Effective Date and supersedes all prior or independent, oral or written agreements, understandings, statements, representations, commitments, promises, and warranties made with respect to the subject matter of this Agreement.

13.2

Other Transactions. Except as specifically provided in this Agreement, none of the provisions of this Agreement, nor any oral or written statements, representations, commitments, promises, or warranties made with respect to the subject matter of this Agreement shall be construed or relied upon by any party as the basis of, consideration for, or inducement to engage in, any separate agreement, transaction or commitment for any purpose whatsoever.

13.3

Prohibited and Unenforceable Provisions. Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. To the extent permitted by applicable law, each of Lessor and Lessee hereby waives any provision of applicable law which renders any provision hereof prohibited or unenforceable in any respect.

13.4

Enforcement. This Agreement, including all agreements, covenants, representations and warranties, shall be binding upon and inure to the benefit of, and may be enforced by Lessor, Lessee, and each of their respective heirs, personal representatives, successors and permitted assigns, as applicable.

13.5	Headings. The section and subsection headings in this Agreement are for convenience of reference only and shall not modify, define, expand, or limit any of the terms or provisions hereof.

13.6

Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. Any signed document transmitted by electronic means by a Party shall be treated in all manner and respects as an original document. The electronic transmission of the signature of any party sent by electronic means by that party shall be considered as an original signature.

13.7

Amendments. No term or provision of this Agreement may be amended, changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which the enforcement of the change, waiver, discharge, or termination is sought.

13.8

No Waiver. No delay or omission in the exercise or enforcement or any right or remedy hereunder by either party shall be construed as a waiver of such right or remedy. All remedies, rights, undertakings, obligations, and agreements contained herein shall be cumulative and not mutually exclusive, and in addition to all other rights and remedies which either party possesses at law or in equity.

13.9	No Assignments. Neither party may assign its rights or obligations under this Agreement without the prior written permission of the other.

13.10

Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the state designated in Exhibit A, including all matters of construction, validity and performance, without giving effect to its conflict of laws provisions.

[Signatures contained on next page.]

IN WITNESS WHEREOF, the Lessor and the Lessee have each caused this Aircraft Lease Agreement to be duly executed as of the Effective Date.

LESSOR:

GO Air, LLC, a California limited liability company,

By:	/s/ Eric J. Lindberg, Jr.
Name:	Eric J. Lindberg, Jr.
Title:	Manager

LESSEE:

Grocery Outlet Inc., a California corporation,

By:	/s/ Pamela B. Burke
Name:	Pamela B. Burke
Title:	CAO and General Counsel

AIRCRAFT LEASE AGREEMENT

(Non-Exclusive)

EXHIBIT “A”

Aircraft Make/Model

FAA Registration No.

Serial Number

Engine Manufacturer & Model

Base Airport

Minimum Liability Insurance Coverage

Minimum Hull Insurance Coverage

Controlling State Law & Venue

AIRCRAFT LEASE AGREEMENT

(Non-Exclusive)

EXHIBIT “B”

Rent:

The Rent Payment Date shall be thirty (30) days after Lessee’s receipt of an Invoice from Lessor.

EXHIBIT “C”

AIRCRAFT DELIVERY RECEIPT

Grocery Outlet Inc. (“Lessee”) hereby acknowledges delivery and acceptance of the Aircraft described in that Aircraft Lease Agreement (the “Agreement”) by and between Lessee and Go Air, LLC (“Lessor”) as of                      , 2020. Lessee hereby accepts custody of the Aircraft in good working order and airworthy condition for the purposes set forth in the Agreement.

Total Airframe Time at Delivery:	hours

Total Engine Time at Delivery:	hours

Total Landings at Delivery:

Total Pounds of Fuel on Board:

Lessee:

Grocery Outlet Inc.,

By:
Name:
Title:

Re-Delivery:

This is to acknowledge re-delivery and acceptance by Go Air, LLC of the Aircraft on                 ,                 , 20    , pursuant to the Agreement:

Discrepancies Noted:

Total Airframe Time at Delivery:	hours

Total Engine Time at Delivery:	hours

Total Landings at Delivery:

Total Pounds of Fuel Onboard:

Go Air, LLC,

By:
Print:
Title: